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                                                                    Exhibit 99(f)

                    System Energy Resources, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
                Ratios of Earnings to Fixed Charges


                                                                                                                    June
                                                             1993        1994      1995       1996        1997       1998

Fixed charges, as defined:
  Total Interest                                              190,938    176,504   151,512     143,720    128,653    124,899
  Interest applicable to rentals                                6,790      7,546     6,475       6,223      6,065      4,569
                                                             ---------------------------------------------------------------
Total fixed charges, as defined                              $197,728   $184,050  $157,987    $149,943   $134,718   $129,468
                                                             ===============================================================
Earnings as defined:
  Net Income                                                  $93,927     $5,407   $93,039     $98,668   $102,295   $103,223
  Add:
    Provision for income taxes:
      Total                                                    78,552     36,838    75,493      82,121     74,654     77,012
    Fixed charges as above                                    197,728    184,050   157,987     149,943    134,718    129,468
                                                             ---------------------------------------------------------------

Total earnings, as defined                                   $370,207   $226,295  $326,519    $330,732   $311,667   $309,703
                                                             ===============================================================

Ratio of earnings to fixed charges, as defined                   1.87       1.23      2.07        2.21       2.31       2.39
                                                             ===============================================================


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